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                                                                   EXHIBIT 10.33


                                                           [i3 Mobile (TM) LOGO]

March 30, 2000

Mr. Mark Evans
Director, Online and Partner Marketing
SportsLine.com, Inc.
6340 NW 5th Way
Ft. Lauderdale, FL 33309

Re:  i3 Mobile, Inc. - Letter of Intent

Dear Mark:

This letter sets forth a proposal to pursue further negotiations and discussions leading to a definitive agreement between SPORTSLINE.COM, INC. ("SPORTSLINE.COM") and i3 Mobile, Inc. ("i3"). The proposed arrangement will require further documentation and approvals, including the preparation and approval of a definitive agreement setting forth the terms and conditions of the business relationship (the "Agreement"). Nevertheless, i3 and SPORTSLINE.COM, by signing below, execute this letter to evidence their intentions to proceed in mutual good faith to complete the work required to negotiate the Agreement on terms that are consistent with this letter.

In our view, i3 is uniquely positioned to work with SPORTSLINE.COM to develop the value of SPORTSLINE.COM wireless information and product offerings. The proposed terms and conditions include, but are not limited to, the following:

1. LICENSE GRANT: During the term of the Agreement, i3 shall serve as the exclusive integrator of SPORTSLINE.COM's wireless information services from the CBS SportsLine site. The Agreement will define the exclusivity contemplated. The exclusivity language will not require SPORTSLINE.COM to utilize the services of i3 should a carrier or OEM require that SPORTSLINE.COM utilize a select ASP that is not i3 to deliver content to that carrier or OEM. SPORTSLINE.COM will first request that any such carrier or OEM company utilize i3. Furthermore, nothing contained in the Agreement will restrict SPORTSLINE.COM's right to license content to other entities for distribution in any medium, including other wireless platforms.

2. TERM: The term of the Agreement shall be three (3) years beginning on the Effective Date. The Effective Date of the Agreement shall be either (a) the date the Agreement is fully signed by the parties; or (b) the date of the first wireless service launch contemplated hereunder, whichever is later provided that any delay is not caused by i3. SPORTSLINE.COM shall have the right, in its sole discretion, to terminate the Agreement on the 18 month anniversary of the Effective Date by paying i3 $375,000. The parties agree to translate the terms of this letter into the Agreement within 30 days of the signing of this letter.

3. GEOGRAPHIC SCOPE: The Agreement shall cover the CBS SportsLine Web Site for distribution within the US and Canada only. In any other geographic areas covered by companies with whom SPORTSLINE.COM has an affiliated company, SPORTSLINE.COM will exercise all reasonable
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     efforts to introduce i3 to that affiliated company so that i3 can negotiate an agreement on terms agreeable by all parties.

4. DEVELOPMENT FEE: Immediately upon execution of the Agreement, i3 shall work with SPORTSLINE.COM to design the Wireless Portals for the SPORTSLINE.COM service. Wireless Portal(s) will be defined as the presentation of content and advertising displayed on a wireless devise and does not include any pages on the SPORTSLINE.COM Web Site, including, but not limited to, pages dedicated to promotion and personalization/activation of the wireless devices. SPORTSLINE.COM shall pay i3 the sum of $100,000 for the development of this web site. For the $100,000 payment, the following services will be included:

     - Technical design, development, testing and implementation of the wireless portal (including all provisioning pages which will include the ability to access audio content) pursuant to the proposed product plan attached as Exhibit I. In addition, i3 will develop additional products requested by SPORTSLINE.COM and approved by i3 (which approval shall not be unreasonably withheld) at a mutually agreed upon cost. To the extent i3 will not agree to develop such product, SPORTSLINE.COM will be relieved of its exclusivity obligations to i3 with respect to such product.

     - I3 will provide best efforts to ensure that the Wireless Portal is maintained in accordance with the highest industry standards on a 24/7/365 basis - i3 Mobile Wireless Customer Care Set-Up

     - In-house training of SPORTSLINE.COM's staff relating to customer service procedures and policies

     -    FAQ (Frequently Asked Questions) online document

     - Second level customer support including access to i3 staff on a 24/7 basis, at SPORTSLINE.COM's election, i3 will handle first level customer support and/or assist SPORTSLINE.COM in such first level customer support.

5. PAYMENTS BY i3: In consideration of the rights granted by SPORTSLINE.COM to i3 in Paragraph 1, i3 agrees to pay SPORTSLINE.COM as follows: $300,000 upon execution of the Agreement and an additional $200,000 on the anniversary of the second year of this Agreement.

6. WARRANTS: In consideration of the rights granted by SPORTSLINE.COM to i3 in Paragraph 1, i3 shall issue to SPORTSLINE.COM warrants (the "Warrant") to purchase 20,000 shares of i3's Common Stock at an exercise price equal to fifteen ($15.00) dollars per share. The Warrant shall vest 50% upon execution and 50% on the 18 month anniversary of the deal (provided SPLN does not exercise it's termination right) and shall expire three (3) years following its issuance and shall not terminate upon an initial public offering or change of control of the Company. Subject to any relevant securities laws, rules and regulations, the Warrant, as well as the Common Stock acquired through exercise thereof, will be freely transferable by SPORTSLINE.COM and may be exercised in whole or in part. When exercising the Warrant, SPORTSLINE.COM shall have the right to either (a) purchase the total number of shares of Common Stock which such Warrant entitles SPORTSLINE.COM to purchase at the exercise price described above or (b) receive the net number of shares of Common Stock arising from the difference between the market price of such Common Stock at the date of exercise and the exercise price of the Warrant. Prior to the grant of the Warrant hereunder, i3 will provide SPORTSLINE.COM with an opportunity to review i3's standard Warrant form prior to execution. I3 and SPORTSLINE.COM will mutually agree upon the registration rights of the Warrant among other things currently contemplated to be piggyback rights.

7. MARKETING FUNDS: In consideration of the rights granted by SPORTSLINE.COM to i3 in Paragraph 1, i3 shall pay SPORTSLINE.COM $200,000 upon the launch of the Wireless Portal during Year 1 of the Agreement, $225,000 on the anniversary date for Year 2 of the Agreement and $275,000 on the anniversary date for Year 3 of the Agreement. A marketing plan will be developed to use these funds to promote the wireless products on SPORTSLINE.COM and the funds will be released in accordance with this plan. In order to match i3's contribution to the marketing of said products, SPORTSLINE.COM will charge i3 a rate of $15 CPM that is half the normal rate for said advertising.
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     It is agreed that SPORTSLINE.COM will have final approval of all creative subject to i3's right to consult with SPORTSLINE.COM. .

8. WIRELESS SUBSCRIPTION PACKAGES: Immediately upon signing the Agreement, both parties will work to develop wireless products based on SPORTSLINE.COM's products and based upon the product plan set forth in
     Exhibit I. The net revenue from such subscription-based products will be divided equally between the two parties. SPORTSLINE.COM will use commercially reasonable efforts to promote and advertise the wireless portals and products and to encourage subscription growth through the various media sources it has access to.

9. CONTENT LICENSING: During the term of the Agreement, i3 shall have the right to distribute the SPORTSLINE.COM content to create additional wireless products that will be branded with a SportsLine.com brand and will be approved by SPORTSLINE.COM in advance (including the financial terms of such distribution). It is also agreed that i3 and SPORTSLINE.COM will share revenue equally through the licensing of SPORTSLINE.COM content after deducting the cost of any third party content license fees incurred by either party and/or any third party advertising sales commissions incurred by either party (all such third party fees shall be mutually agreed by the parties).

10. ADVERTISING REVENUE: SPORTSLINE.COM and i3 will share Net Revenue from the sale of advertising and sponsorship from within the Wireless Portal on a 50/50 basis. Net Revenue shall be defined as revenue generated from the sale of advertising and sponsorship less any agency fees and commissions not to exceed forty percent (40%). Should i3 be interested in selling any of the inventory generated on the Wireless Portal, the parties will mutually agree upon the process for i3 to sell this inventory.

11. E-COMMERCE REVENUE: SPORTSLINE.COM will create (i) e-commerce (e.g. sale of sports merchandise via the mvp.sportsline.com web site) within the Wireless Portal. SPORTSLINE.COM and i3 will share equally (50/50 basis) the Net Merchandising Revenue derived from e-commerce sold or subscribed to on the SPORTSLINE.COM Wireless Portal. Net Merchandising Revenue is defined as the gross retail price (excluding shipping and handling and applicable sales taxes) LESS cost of goods sold, credit card processing costs, returns, fraudulent transactions, charge-backs and other direct costs (including any third party revenue sharing) associated with the sale.

12. OTHER SERVICES: SPORTSLINE.COM (or it's e-commerce partner) will be responsible for any credit card billing for any e-commerce or subscription services.

13. WIRELESS PORTAL: SPORTSLINE.COM and i3 agree to have the Wireless Portal operational by a mutually agreeable date, which in no case will be later than July 30, 2000.

14. WIND-DOWN PLAN: SPORTSLINE.COM will mutually agree upon a wind-down plan upon termination.

15. DATABASE: All user information generated shall be the exclusive property of SPLN.

This transaction is subject to the negotiation and execution of the Agreement with terms satisfactory to i3 and SPORTSLINE.COM. No press release or other announcement concerning the proposed transaction will be issued except by the mutual written consent of the parties and except as may be required by applicable securities laws in connection with i3's initial public offering. This letter and all negotiations and discussions between the parties shall be strictly confidential and will not be disclosed in any manner except to employees and agents of the parties on a need to know basis.

Each of the parties will use its best efforts to complete and execute the Agreement on or before April 30, 2000. This letter sets forth the intent of the parties only, is not binding on the parties and may not be relied on as the basis for a contract or be the basis for a claim based on detrimental reliance or any other theory; provided that the confidentiality provisions are enforceable in accordance with their terms. The
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parties understand that no party shall be bound until the Agreement has been negotiated, executed and delivered.

This letter may be terminated at any time by either party giving written notice to the other. This letter will terminate automatically on April 30, 2000 if the Agreement has not been executed by that date. If this letter accurately reflects your understanding of our agreement, then kindly countersign and return the enclosed copy of this letter to my attention.

Sincerely,

i3 Mobile, Inc.


/s/ Kevin D. Rockoff
--------------------
National Account Manager


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                             ACCEPTED AND AGREED TO:

                             SPORTSLINE.COM, INC.


                             By: /s/ Michael Levy
                                -----------------------------
                                 President






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Exhibit I

                           (see attached Spreadsheets)